Exhibit 10.62

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (the “Third Amendment”), dated as of February 13, 2009, is by and among Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), each of the Designated Borrowers party hereto, each of Lenders party hereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and ABN Amro Bank, N.V., as Syndication Agent. Capitalized terms used and not otherwise defined in this Third Amendment shall have the respective meanings ascribed to them in the Credit Agreement (as defined below).

WHEREAS, the parties hereto entered into that certain Credit Agreement dated as of October 14, 2005, as amended by the First Amendment to Credit Agreement dated as of October 6, 2006 and the Second Amendment to Credit Agreement dated as of August 13, 2007 (as the same may be modified and amended from time to time, including by the Third Amendment, the “Credit Agreement”); and

WHEREAS, the Company has requested, and the other parties hereto have agreed to amend certain provisions of the Credit Agreement on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Amendments to Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 2 of this Third Amendment, the Credit Agreement is hereby amended as follows, effective as of the Third Amendment Effective Date, except as otherwise expressly set forth herein:

(a) Amended Definitions. Section 1.01 of the Credit Agreement is amended by amending and restating the following definitions, to read in their entireties as follows:

“Applicable Rate” means the following rate, expressed in basis points per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Commitment Fee (in bps)	Margin for Eurocurrency Rate + Letters of Credit (in bps)	Margin for Base Rate + (in bps)
1	<2.00:1	30.0	225.0	0.0
2	≥2.00:1 but <3.00:1	40.0	250.0	25.0
3	≥3.00:1	50.0	275.0	50.0

provided that in no event shall the Eurocurrency Rate plus the Applicable Rate be less than two and one-half percent (2.5%) per annum. Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day after the date on which such Compliance Certificate is delivered; and provided further, that if a Compliance Certificate is incorrect when delivered to Administrative Agent, the Administrative Agent may adjust the Applicable Rate to the correct pricing level after learning of the incorrect calculations in the Compliance Certificate, even for previously-delivered Compliance Certificates. The Applicable Rate in effect from the Closing Date through the first Business Day on which the first Compliance Certificate is required to be delivered pursuant to Section 6.02(b) hereof shall be determined based upon Pricing Level 2.

If the Company shall fail to provide the quarterly and annual financial information and certifications in accordance with the provisions of Sections 6.01 and 6.02, the Applicable Rate shall, on the first Business Day after the date by which the Company was so required to provide such financial information and certifications to the Administrative Agent, be based on Pricing Level 3 until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Leverage Ratio. In the event that any financial statement or compliance certificate delivered pursuant to Sections 6.01 or 6.02 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of an Applicable Rate for any period (an “Applicable Period”) higher than the Applicable Rate applied for such Applicable Period, and only in such case, then the Company shall immediately (i) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (ii) determine the Applicable Rate for such Applicable Period based upon the corrected compliance certificate, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period. This provision is in addition to any and all other rights of the Administrative Agent and Lenders pursuant to this Agreement.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%; (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate for one-month Dollar deposits on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period; (ii) the provision for Federal, state, local and foreign income taxes includable in Net Income for such period including, without limitation, Permitted Non-Cash Reversals; (iii) depreciation and amortization expense; (iv) non-cash charges in respect of any write down of assets taken in the ordinary course of business; (v) commencing on January 1, 2006, non-cash compensation expenses related to the application of financial accounting standard (FAS) 123-R; (vi) charges taken to Consolidated Net Income in an aggregate amount not to exceed $7,500,000 as a result of the Permitted Environmental Obligations; (vii) non-cash compensation expenses not included under FAS 123-R, including stock grants and contributions of stock to a 401(k) or defined contribution pension plan; (viii) items expensed pursuant to FAS 141-R and FAS 160 that were previously capitalized under GAAP, including investment banking and legal fees (provided that such add backs shall not exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year); (ix) Permitted Restructuring Charges relating to cost savings initiatives undertaken in fiscal years 2008, 2009 and 2010 (provided that such add backs shall not exceed Four Million Dollars ($4,000,000) in the aggregate for any such fiscal year); and (x) chief executive officer transition costs that have been or will be incurred in fiscal years 2008, 2009 and 2010 (the “Subject Period”) that are “one-time” in nature and retroactive to the first fiscal quarter of 2008 (provided that such add backs shall not exceed: (A) Two Million Dollars ($2,000,000) in the aggregate in any fiscal year and (B) Four Million Dollars ($4,000,000) in the aggregate for the entire Subject Period; and minus (b) the following to the extent included in calculating such Consolidated Net Income: (x) Federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period and (y) non-cash items increasing Consolidated Net Income in respect of any write up of assets taken in the ordinary course of business. Calculations of Consolidated EBITDA shall give effect, on a pro forma basis, to all Permitted Acquisitions and Dispositions permitted under this Agreement made during the quarter or year to which the required compliance relates, as if such Permitted Acquisition or Disposition had been consummated on the first day of the applicable period.

“Permitted Acquisition” means any purchase of or investments in the capital stock or other equity or assets of any entity by any Borrower or any Subsidiary:

(a) provided that the sum of the aggregate purchase price and the aggregate amount of all such acquisitions and investments does not exceed: (i) $75,000,000 in the aggregate in total consideration (including cash and non-cash consideration) incurred in any fiscal year and (ii) $50,000,000 in the aggregate in cash consideration paid in any fiscal year.

(b) provided that if after giving effect to such acquisitions and any related dispositions of assets purchased in connection therewith, the Borrower or Subsidiary is in compliance with Section 7.07 (Change in Nature of Business);

(c) provided that the aggregate value of all “Unrelated Lines of Business” acquired and continuing to be held after the Closing Date pursuant to Permitted Acquisitions does not exceed the Material Amount;

(d) provided that no Default has occurred and is continuing; and

(e) if, after giving effect to such acquisition, including without limitation, recalculating the covenants set forth in Section 7.11 and 7.12 on a pro forma basis, including the stock or assets and concomitant liabilities then being acquired, the applicable Borrower will not be in default under any provision of any of the Credit Documents.

(b) Additional Definitions. Section 1.01 of the Credit Agreement is further amended by adding the following additional definitions thereto, to read in their entireties as follows:

“Third Amendment” means that certain Third Amendment to Credit Agreement dated as of February __, 2009, by and among, inter alia, the Company, the Designated Borrowers, the Lenders, and the Administrative Agent.

“Third Amendment Documents” means the Third Amendment, and any other documents, agreements or instruments executed and delivered in connection therewith.

“Third Amendment Effective Date” has the meaning set forth in Section 2 of the Third Amendment.

(c) Deleted Definition. Section 1.01 of the Credit Agreement is further amended by deleting in its entirety the definition of “Permitted Sale and Leaseback Transaction”.

(d) Section 2.02(e) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect with respect to Committed Loans.”

(e) Section 7.11(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during the applicable period set forth below to exceed the applicable amounts set forth below, during any period of four fiscal quarters of the Company on a rolling basis:

Fiscal Quarter Ending	Maximum Consolidated Leverage Ratio
June 30, 2009 through September 30, 2009	4.00 to 1.00
December 31, 2009 through March 31, 2010	3.75 to 1.00
June 30, 2010 and thereafter	3.50 to 1.00

Section 2. Conditions of Effectiveness. This Third Amendment shall become effective as of the date (the “Third Amendment Effective Date”) when:

(a) the Administrative Agent shall have received (i) counterparts of this Third Amendment executed by each of the Borrowers, the Required Lenders and, acknowledged by the Administrative Agent and (ii) the Third Amendment Documents executed by the parties thereto;

(b) the Company shall have paid to the Administrative Agent and/or Banc of America Securities LLC (“BAS”) those fees as set forth in that certain Fee Letter between the Company,

the Administrative Agent and BAS dated January 26, 2009 (the “Fee Letter”), including without limitation an upfront fee for the account of each Lender executing this Third Amendment in the amount of 0.50% of such Lender’s Commitment.

(c) the Company shall have paid all reasonable out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent invoiced to the Company in reasonable detail) incurred in connection with this Third Amendment and invoiced prior to the time the condition in clause (a) above is satisfied; and

(d) no Default shall have occurred and be continuing, or would occur as a result of the transactions contemplated by this Third Amendment.

Section 3. Representations and Warranties of the Borrowers. Each of the Borrowers represents and warrants as follows:

(a) The execution, delivery and performance by each Borrower of the Third Amendment Documents, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party (other than this Third Amendment or the Fee Letter) or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) assuming each of the Lenders is a Professional Market Party, violate any Law. Each Borrower and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) The representations and warranties of (i) the Borrowers contained in Article V of the Credit Agreement and (ii) each Borrower contained in each other Loan Document, shall be true and correct in all material respects on and as of the Third Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 (Financial Statements; No Material Adverse Effect; No Internal Control Event) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 (Financial Statements).

(c) The Third Amendment Documents, when delivered hereunder, will have been, duly executed and delivered by each Borrower. The Third Amendment Documents, when so delivered, will constitute, a legal, valid and binding obligation of such Borrower, enforceable against each Borrower in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, receivership, moratorium, conservatorship, or other laws of general application affecting the rights of creditors generally or by general principles of equity.

(d) The execution, delivery and performance of the Third Amendment Documents by each Borrower does not require the obtaining of any consent under any material agreement or instrument by which any Borrower or its property may be bound.

(e) As of the Third Amendment Effective Date, after giving effect to this Third Amendment, no Default has occurred and is continuing.

Section 4. Reference to and Effect on the Loan Documents.

(a) On and after the effectiveness of this Third Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Third Amendment Documents.

(b) Each Borrower hereby: (i) ratifies and affirms all the provisions of the Credit Agreement, as amended by the Third Amendment, and all the provisions of each of the other Loan Documents, as amended by the Third Amendment Documents; and (ii) agrees that the terms and conditions of the Credit Agreement, as amended by the Third Amendment and all of the other Loan Documents, as amended by the Third Amendment Documents, shall continue in full force and effect as supplemented and amended hereby.

(c) The execution, delivery and effectiveness of the Third Amendment Documents shall not, except as expressly set forth herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents, or any right, power or remedy of the Administrative Agent or the Lenders under the Loan Documents; nor shall same be construed as or shall operate as a course of conduct or course of dealing among the parties.

(d) All terms and provisions of this Third Amendment shall be for the benefit of and be binding upon and enforceable by the respective successors and permitted assigns of the parties hereto.

Section 5. Execution in Counterparts. This Third Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Third Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Third Amendment.

Section 6. GOVERNING LAW. THIS THIRD AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW IS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PRINCIPLES.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the date first above written.

QUAKER CHEMICAL CORPORATION (a Pennsylvania corporation)

By:	/s/ Mark A. Featherstone
Name: Mark A. Featherstone
Title: VP, CFO & Treasurer

By:	/s/ D. Jeffry Benoliel
Name: D. Jeffry Benoliel
Title: VP-Global Strategy, GC & Corp. Sec.

QUAKER CHEMICAL CORPORATION (a Delaware corporation)

By:	/s/ Mark A. Featherstone
Name: Mark A. Featherstone
Title: President and Treasurer

EPMAR CORPORATION

By:	/s/ Craig E. Bush
Name: Craig E. Bush
Title: Vice President

QUAKER CHEMICAL B.V.

By:	/s/ Mark A. Featherstone
Name: Mark A. Featherstone
Title: Attorney-in-Fact

QUAKER CHEMICAL EUROPE B.V.

By:	/s/ Mark A. Featherstone
Name: Mark A. Featherstone
Title: Attorney-in-Fact

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Michael Strigel
Name: Michael Strigel
Title: Vice President

(Signature Page to Third Amendment to Credit Agreement)

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Michael Strigel
Name: Michael Strigel
Title: Vice President

(Signature Page to Third Amendment to Credit Agreement)

PNC BANK, N.A.

By:	/s/ John W. LaValley
Name: John W. LaValley
Title: Senior Vice President

(Signature Page to Third Amendment to Credit Agreement)

CITIZENS BANK OF PENNSYLVANIA

By:
Name:
Title:

(Signature Page to Third Amendment to Credit Agreement)

NATIONAL CITY BANK

By:	/s/ Robert F. Balint
Name: Robert F. Balint
Title: Vice President

(Signature Page to Third Amendment to Credit Agreement)

ABN AMRO BANK N.V.

By:
Name:
Title:

(Signature Page to Third Amendment to Credit Agreement)